Exhibit 99.1

Product Update from the President

RICHMOND, British Columbia, December 7, 2005 – Bulldog Technologies Inc. (OTC:BB BLLD)

From observing inquiries from investors, it has become apparent that Bulldog Technologies’ achievements need to be better understood and as President and CEO, I would like to outline these achievements and draw attention to Bulldog’s accomplishments.

Bulldog has truly developed some of the most unique solutions for the cargo industry through using the latest technologies available. During the last ten years companies like Qualcomm have marketed tracking systems for trucks and tractor trailers but have been unable to address the real underlying problem – SECURITY.

Bulldog’s latest road unit, the RoadBOSS™ GTS, can now secure the cargo door from the outside of the container without breaking the seal. Using Bulldog’s web-based software the customer can monitor movement of the truck and trailer in real-time, from point of departure to point of arrival, from their dispatch centre. This is achieved by housing a state of the art GSM/satellite electronics module and military specification energy pack inside the RoadBOSS™ GTS. In addition to precision satellite tracking, the GTS unit monitors door openings, vibrational and tilting movement of the trailer when parked, starting and stopping motion among other security based criteria.

The MiniBOSS™ allows the tracking of goods or parcels from inside the trailer, allowing a shipper to locate the parcel en route or as soon as it has gone missing. This is done by placing the Unit directly inside a pallet load of goods or parcel. The MiniBOSS™ houses assisted GPS technology, allowing it to get its position through GPS satellite and cell tower triangulation. Unlike regular GPS, the proprietary MiniBOSS™ technology allows the Unit to receive signals from inside trailers, warehouses and even concrete structures and will give accurate positioning to within twenty meters.

During the seven years that Bulldog has invested in the development of its products, the Company has worked closely with operators of container ports, trucking companies and manufacturing companies. It has become apparent that until Bulldog’s arrival, these customers were not able to find adequate cargo security solutions. With Bulldog’s BOSS™ products, however, not only can these companies track their cargo, they can also track their vehicle all for one low cost. Imagine having a tractor trailer loaded with pallets of expensive goods and then randomly placing hidden tracking devices amongst those pallets. Then imagine that a pallet, a box or even the whole trailer is stolen and you have the ability to track your goods directly to wherever they may have been transported. Whether underground or placed into another container, the stolen goods are able to be located within minutes. In addition, imagine being able to track perishable goods; whether it is produce, dairy or frozen foods, and being able to track the vehicle and protect the goods from being stolen while also monitoring the temperature to ensure stability. This is precisely what Bulldog Technologies Inc. has developed and is the reason for global inquiries from a list of Fortune 50, 100 and 500 companies.

The Company’s first three sales were with Fortune 500 companies. Did these companies evaluate other systems prior to installing Bulldog’s products? This should be a major indication to not only Bulldog stakeholders and investors but for other customers that do not have the time or money with which to evaluate the many and varied solutions.

Security can be a very delicate issue with Fortune 500 companies and Bulldog is in agreement to not broadcast the fact that the customer has placed security devices within their shipments. Bulldog will mention, however, that a purchase order has been received. In most cases there is an implementation period of two to four weeks to incorporate the security device into a customer’s organization. This allows the customer to identify logistics of device management. Bulldog’s software has been designed to implement the products in a relatively short period of time.

The MiniBOSS™, RoadBOSS™ and TankerBOSS™ have an airtime residual. As an example: 10,000 MiniBOSS™ units would generate up to $500,000 per/month. Add this figure to airtime revenues generated by RoadBOSS™ and TankerBOSS™ units and the figures are encouraging.

To gage industry reception of Bulldog’s BOSS™ products, it is important to know that a growing list of insurance companies is providing premium discounts to Bulldog’s customers. Moreover, these discounts are substantial and ongoing; effectively paying for the purchase of Bulldog products in short order and letting the customer garner ongoing savings. Bulldog’s BOSS™ products will become a strong deterrent to perpetrators of cargo loss thereby saving not only money but the irreplaceable asset - time.

It is important to note that all Bulldog developments are under patent protection. This is also why Kyocera Corp. (the world’s largest producer of wireless electronics) has nominated Bulldog for a technology award and sees the company as having achieved a technology and marketing triumph.

Going forward, the success of Bulldog is tied, in part, to being first to market with these technologies. Not only has Bulldog achieved this “first to market” advantage, it has also been able to produce its leading edge security and tracking solutions at price points that are extremely attractive to customers. In addition to internal sales and marketing success, a continuous stream of independent enquiries for Bulldog’s products indicates that the Company is on the fast and right track.

I thank you for your continued support.

John Cockburn

President and CEO

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Press Contact	Investor Contact
Jan Roscovich	Murray Schultz
Bulldog Technologies Inc.	Bulldog Technologies Inc.
Telephone: 604-271-8656	Telephone: 604-271-8656
Email: jroscovvich@bulldog-tech.com	Email: mschultz@bulldog-tech.com

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Bulldog Technologies Inc. undertakes no obligation to update such statements.